PRODUCT PURCHASE AGREEMENT

This Product Purchase Agreement (“Agreement’’) is hereby entered into by and between Omega 5 Technologies Inc. (“Omega’”), a Canadian corporation; Richard A. Zirger (“Zirge;r”); Christina Boves (“Boves”); and ICTV Brands, Inc. (formerly known as International Commercial Television Inc.) (“‘ICTV”), an American corporation, on January 22, 2016. Omega, Zirger and Boves are referred to herein collectively as “the Omega Parties,” the Omega Parties and ICTV are referred to herein collectively as “‘ the Parties” and each of the Parties is referred to herein individually as a “Party.”

BACKGROUND

Omega and ICTV arc parties to that certain Exclusive Manufacturing, Marketing, Sale and Distribution Agreement dated July 28, 2010 (“License Agreement”). Under the License Agreement, Omega grants ICTV an exclusive, irrevocable, worldwide license (“License”) to the commercial rights to a product described as a “Hand-held ozone-producing apparatus,” which is protected by United Slates Patent number 5,866,082 (“Patent”), and which is marketed under the brand name DermaWand (“Product’’). Per the License Agreement. ICTV makes monetary payments to Omega based on sales of the Product in consideration of the License.

In view of the impending expiration of the Patent, which will occur on March 27, 2017 (“Expiration Date’’), the Parties wish to restructure their business relationship with respect to the Product, which includes, among other things, modifying and ultimately terminating the License Agreement and establishing their rights and obligations to each other with respect to the Product and marketing materials following termination of the License Agreement.

AGREEMENT

1 .. The License Agreement, as modified by this Agreement, shall remain in full force and effect until the Expiration Date, at which time it will automatically terminate.

2. ICTV shall make monetary payments to Omega as per the License Agreement for sales of the Product that occur in 2015 (“‘2015 Sales’’). The Parties agree that as of January 1, 2016, Article II of the License Agreement was automatically revoked and was and is thereafter null and void; provided that ICTV shall make payments to Omega based on 20l5 Sales after December 31, 2015 as payment for 2015 Sales is received by ICTV.

3. The Parties agree that on January 1, 2016. ICTV acquired worldwide ownership of the Product and all the rights thereto, including without limitation the Patent (and all other patents, including. without limitation, the Canadian patent) and all trademarks, and that on and after that date ICTV was and is the sole and exclusive owner of the Product and all the rights thereto. The Omega Parties shall, at their expense, cause any and all necessary documents to be prepared, executed and registered, and take any and all actions necessary, to effectuate and evidence ICTV’s acquisition and ownership of the Product and all rights thereto. This includes, without limitation, instructing the Escrow Agent under that certain Escrow Agreement between Omega, ICTV and Olsen & McFadden, Inc., P.S. dated Apri1 5. 2007 (“Escrow Agreement”) to release the Assignment Documents (as defined in the Escrow Agreement) to ICTV.

4. The Parties agree that on the Expiration Date, ICTV shall acquire worldwide ownership of all the photographs in Exhibit A to the License Agreement (“Exhibit A Photos”) and all the rights thereto, and that on and after that date ICTV shall be the sole and exclusive owner of the Exhibit A Photos and all the rights thereto, including the right to use the Exhibit A Photos in perpetuity anywhere in the world for purposes of marketing the Product. The Exhibit A Photos are set forth in attached EXHIBIT A (which is Exhibit A to the License Agreement), which is incorporated in this Agreement by this reference. Notwithstanding the foregoing, ICTV may not use the split face photo of Boves in EXHIBIT A (“Split Face Photo”) after December 31, 2019, unless it makes a one-time lump sum payment of $50.000 USD (fifty thousand dollars) to Boves on or before that date. The decision as to whether to continue to use the Split Face Photo is in the sole discretion of ICTV. If it makes the $50,000 payment, ICTV shall obtain the right to use the Split Face Photo in perpetuity anywhere in the world for purposes of marketing the Product.

The Omega Parties shall, at their expense, cause any and all necessary documents to be prepared, executed and registered, and take any and all actions necessary, to effectuate and evidence ICTV’s· acquisition and ownership of the Exhibit A Photos and all rights thereto. The Omega Parties warrant that they are the legal owner of or have secured the rights to the Split Face Photo and agree to indemnify and hold ICTV harmless from and against any and all claims, legal actions, liabilities and costs, including reasonable attorney fees, or any kind arising out of or relating in any way whatsoever to breach of this warranty.

5. After the Expiration Date ICTV shall not use any photographs of Boves (with the exception of the two photographs of her in EXIDBIT A, subject to the provisions of Section 4 above) or the name “Christina Boves” anywhere in the world for any purpose; provided, however, that ICTV will have the right to air television commercials for the Product that exist as of the Expiration Date (and that include photographs of Boves and the name “Christina Boves’’), as well as edited versions of said commercials, anywhere in the world (with the exception of Canada); provided, further, that any new television commercials or other marketing materials for the Product created by ICTV after the Expiration Date shall not include any photographs of Boves (with the exception of the two photos of her in EXHIBIT A, subject to the provisions of Section 4 above) or the name ‘‘Christina Boves.” ICTV agrees to indemnify and hold Boves harmless from and against any and all claims, legal actions, liabilities and costs, including reasonable attorney fees, of any kind arising out of or relating in any way whatsoever to ICTV’s use of commercials or other marketing materials for the Product that include photographs of Boves (other than as authorized by this Agreement) and/or the name “Christina Boves” (other than as authorized by this Agreement) and that were edited or created after the Expiration Date: provided, however, that in the case of an existing commercial that is edited after the Expiration Date, this indemnification shall apply only when the edits result in a material alteration of content directly relating to Boves, such as video footage of her, photographs of her, and statements/representations made by her.

6. The Parties agree that immediately upon execution of this Agreement, 1CTV shall acquire worldwide ownership of the still photographs of Patricia McCraig, Barbara Gordon, Cheryl Lescom and Bonnie Luft taken by Brent Doerner (“‘Doerner Photos”), and that on and after that date ICTV shall be the sole and exclusive owner of the Doerner Photos and all the rights thereto, including the right to use the Doerner Photos in perpetuity anywhere in the world for purposes of marketing the Product. A representative but non-exhaustive sample of the Doerner Photos is included in attached EXHIBIT B, which is incorporated in this Agreement by this reference. Immediately upon execution of this Agreement, the Omega Parties shall provide ICTV with all Doerner Photos not included in EXHIBIT B. Immediately upon execution of this Agreement, the Omega Parties shall cause Brent Doerner to execute an Assignment of Photos in the form attached hereto as EXHlBlT C. The Parties agree that failure to cause Brent Doerner to execute said assignment immediately upon execution of this Agreement shall constitute a material breach of this Agreement. The Omega Parties shall, at their expense, cause any and all other necessary documents to be prepared, executed and registered, and take any and all other actions necessary, to effectuate and evidence ICTV”s acquisition and ownership of the Doerner Photos and all rights thereto. The Omega Parties warrant to ICTV that Brent Doerner is the legal owner of the Doerner Photos and that no other person or entity has any right, title or interest in or to the Doerner Photos, and the Omega Parties agree to take all appropriate steps to support ICTV’s continued use of the Doerner Photos and support ICTV’s rights in relation to the Doerner Photos by providing any appropriate documentation and testimony in the event that any of the subjects in the Doerner Photos attempt to prevent their continued use.

7. In consideration of the rights granted to it under this Agreement, ICTV shall pay Omega the sum of $1.2 million USD (one million two hundred thousand dollars) (“Purchase Price”), as follows: $300,000 USD (three hundred thousand dollars) per year for calendar years 2016 through 2019, payable in uniform quarterly installments on or before the last day of each calendar quarter. There shall be no interest charged, and ICTV may, in its sole discretion, at any time without permission or penalty pre-pay some or all of the Purchase Price. Omega instructs ICTV to make the quarterly payments provided for in this Section 7 as follows:

For 2016, 2017 and 2018:	$25,000 USD to Zirger; $50,000 USDF to Boves; and
For 2019:	$75,000 USD to Zirger; $0 to Boves.

Payments to Zirger shall be sent directly to him at R.A. Zirger Holdings. Inc., 2180 Marine Drive, PH#3, Oakville, Ontario, Canada L6L5V2. Payments to Boves shall be sent directly to her at 107 Chandos Drive, Kitchener, Ontario, Canada N2A3Z 4. If either Zirger or Boves dies before all of the above payments are made, there after ICTV shall make the Zirger or Boves payments, as the case may be, to his or her estate. If Omega wishes to change these instructions, it shall do by written notice, which shall include without limitation the addresses to which the payments should be sent, the name and correct spelling of the payees, the amount of payment to the payees in terms of dollars or percentages, and the duration of payment if more than a one-time payment. Omega acknowledges and agrees that any payments made to its designated payees shall be in lieu of payments to it hereunder and therefore shall be deemed for all purposes herein as equivalent to payments to it. Omega warrants that no entity or person other than it and its duly designated payees are legally entitled to the payments provided for herein, and Omega agrees to indemnify and hold ICTV harmless from and against any and all claims, legal actions, liabilities and costs, including reasonable attorney fees, of any kind arising out of or relating in any way whatsoever to breach of this warranty. Upon commencement of a legal action by a third party claiming entitlement to payments provided for in this Agreement. ICTV shall thereafter until resolution of the legal action deposit all disputed payments into an interest-bearing escrow account.

8. During the term of this Agreement (which is defined as the time period from the date of this Agreement through December 3 l. 2019, whether or not ICTV pre-pays the Purchase Price) and during the five-year period thereafter (ending December 31, 2024) (“Non-Competition Period’’), the Omega Parties, either collectively or individually, shall not, directly or indirectly, manufacture, market, sell or distribute the Product or any “product that is similar to the Product” anywhere in the world. A “product that is similar to the Product” means any outlet- or battery powered device used to lift, tone, tighten, oxygenate or remove appearance of lines and wrinkles from the face or any other part of the body. Also, during the Non-Competition Period the Omega Parties shall not mention or discuss the Product (except amongst themselves and with their legal and tax professionals) or state that they, or any one of them, are the creators or inventors of the Product. The Parties agree that the restrictive covenants in this Section 8 are fair and reasonable. If any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too restrictive in any other respect, such provision shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

9. The Omega Parties agree that the consideration provided by ICTV under this Agreement is adequate and sufficient consideration for the rights granted to ICTV under this Agreement, including without limitation the rights to the Product and the photographs, and the restrictive covenants.

GENERAL PROVISIONS

10. Each Party warrants that (i) it wi11 act in good faith with each other, (ii) it will make best efforts to effectuate the terms and purposes of this Agreement, (iii) it will not take any action that is calculated or likely to undermine, directly or indirectly, the rights conferred by or the purposes of this Agreement, (iv) it has the legal authority to enter into and execute this Agreement and that the other Parties are permitted to rely upon its warranty in this regard and (v) its entering into this Agreement will not constitute breach of contract, violation of law, infringement of third party rights, or anything else that could give rise to civil or criminal liability. Each Party agrees to indemnify and hold the other parties harmless from and against any and all claims, demand, penalties, assessments, liabilities and expenses, including reasonable attorney fees, of any kind arising out of or relating in any way whatsoever to breach of the warranties contained in this Section 10.

11. Each party agrees that it has read this Agreement, that it understands the terms of this Agreement, that it has had ample opportunity to consult with any and all professionals of its choosing as to the meaning, import and consequences of the terms of this Agreement and of its entering into this Agreement, and that it enters into this Agreement knowingly and voluntarily.

12. The Omega Parties acknowledge and agree that any claims they may have against ICTV now or in the future arising out of or relating in any way whatsoever to this Agreement are against ICTV and not against any of ICTV’s owners, directors, officers, employees, agents, or representatives, and that therefore any legal action brought by them, or any one of them, arising out of or relating in any way whatsoever to this Agreement shall be against ICTV only.

13. If any Party materially breaches this Agreement, any non-breaching Patty may give all other Parties, including the breaching Party, written notice describing the breach in reasonable detail. If the breaching Party fails to remedy the breach or to take significant and ongoing action to remedy the breach within 30 (thirty) days of receipt of notice, the non-breaching Party may give all other Parties, including the breaching Party, written notice advising that the non-breaching Party may terminate this Agreement if the breach is not remedied within ten (10) days of receipt of no tice. If after ten (10) days the breach has not been remedied or significant and ongoing action has not been taken to remedy the breach, the non-breaching Party shall he entitled to terminate this Agreement and may do so by giving written notice of termination and the effective date thereof to all other Parties. All disputes arising under or relating in any way whatsoever to this Section 13 shall be resolved in accordance with the procedure set forth in Section 14 below.

14. In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiations. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the State of Pennsylvania, USA, with a neutral, thirdparty mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of Pennsylvania, except as modified herein. Venue for the arbitration hearing shall be the State of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction.

15. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of Pennsylvania, without regard to conflict of law principles thereof. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

16. All notices, requests and other communications required to be given under this Agreement shall be in writing, and shall be either delivered by hand to the Party representatives identified below, or mailed by registered or certified mail, postage prepaid and return receipt requested, to the Parties at the addresses below. Any such notice shall he considered to have been given when received if delivered by hand or, if mailed, five (5) business days after it was mailed, as evidenced by the postmark or, in the absence thereof, a declaration of mailing. Business days shall be Monday through Friday, but shall not include United States or Canadian federal holidays. The representatives for notice by hand delivery and the mailing addresses for notice by mail are as follows:

Omega :	Richard A. Zirger / Christina Boves
59 Hunter Rd.
Niagara on the Lake, Ont.
Canada LOS130

ICTV:	Kelvin Claney
489 Devon Park Drive, Suite 315
Wayne, PA 19087
USA

Each Party shall promptly inform the other Parties of a change in its representative or mailing address by notice as provided in this Section 16.

17. None of the Omega Parties may assign its rights under or interest in this Agreement, or any portion thereof, without the prior written consent of ICTV. Until the Purchase Price is paid in full, ICTV may not assign its rights under or interest in this Agreement, or any portion thereof, without the express written consent of the Omega Parties, which consent shall not he unreasonably conditioned or withheld. After the Purchase Price is paid in full, ICTV may freely assign its rights under or interest in this Agreement, or any portion thereof; provided, however, that all assignees must agree in writing to comply with the terms of this Agreement. This Agreement includes the entire agreement of the Parties with respect to the matters herein, and it supersedes any prior agreements, oral or written, between the Parties with respect to the matters herein. This Agreement shall not be modified except by a writing signed by all the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, heirs, successors and permitted assigns. If any provision of this Agreement is ruled invalid, the remainder of this Agreement shall nevertheless continue in full force and effect to the maximum extent permitted by law. This Agreement may be executed in counterparts, and signatures transmitted electronically (including via e-mail and facsimile) shall be deemed the equivalent of original signatures for all purposes.

18. Those provisions of this Agreement that will or might apply after termination or expiration of this Agreement, including without limitation indemnification, non-competition and dispute resolution, shall survive termination or expiration of this Agreement and be fully applicable and enforceable thereafter.

By their signatures below, the parties have executed this Agreement, effective as of the date first written above.

Omega 5 Technologies Inc.		ICTV Brands, Inc.

By:	/s/ Richard A. Zirger	By:	/s/ Kelvin Claney
	Richard A. Zirger, President		Kelvin Claney, CEO

And by:	/s/ Christina Boves
Christina Boves, Director

	/s/ Richard Zirger		/s/ Christina Boves
	Richard A. Zirger, in his		Christina Boves, in her
	Individual capacity		individual capacity

OWNERSHIP ASSIGNMENT OF PHOTOS

The undersigned, Brent Doerner, hereby irrevocably assigns and transfers to ICTV Brands, Inc. (“ICTV”) all of his right, title and interest (including all ownership interest) in and to all the still photographs he has taken of Patricia McCraig, Barbara Gordon, Cheryl Lescom and Bonnie Luft (col1ectively” Photographs”), and all of the rights thereto, including, without limitation, the right to use the Photographs in perpetuity anywhere in the world for purposes of marketing a product described as a “Hand-held ozone-producing apparatus,” which is protected by United States Patent number 5,866,082, and which is marketed under the brand name DermaWan.d The Photographs include, without limitation, the photographs attached hereto as EXHIBITA.

As a result of this assignment and transfer, ICTV shall be the sole and exclusive owner of the Photographs and all of the rights thereto. The undersigned represents and warrants to ICTV that no other person or entity has any right, title or interest in or to the Photographs.

The undersigned certifies that he is over the age of 18 years, competent to execute this document, and is receiving adequate and sufficient consideration for executing this document.